UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 8, 2014

NBTY, Inc.

 (Exact name of registrant as specified in charter)

333-172973

(Commission File Number)

DELAWARE	11-2228617
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

2100 Smithtown Avenue
Ronkonkoma, New York	11779
(Address of principal executive offices)	(Zip Code)

(631) 567-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 8, 2014, NBTY, Inc. (the “Company”), a wholly owned subsidiary of Alphabet Holding Company, Inc. (“Holdings”), and Holdings each announced that its board of directors has accepted the resignation of Michael Collins from his position as Chief Financial Officer of the Company and Holdings, effective September 5, 2014. The Company and Holdings also each announced the appointment of Dipak Golechha as its Senior Vice President and Chief Financial Officer, effective August 25, 2014.

Mr. Golechha, 40, served as Chief Financial Officer of Chobani from January 2014 until June 2014. From 1995 to 2013, Mr. Golechha served in several leadership positions at Procter & Gamble, including Chief Financial Officer of the snacks global business unit from 2011 until 2012 and Chief Financial Officer of the feminine health & hygiene global business unit from 2012 to 2013. Mr. Golechha received both his bachelor’s and master’s degrees in economics from St. John’s College, Cambridge University.

Under the terms of his employment agreement with the Company and Holdings, Mr. Golechha will serve as Senior Vice President and Chief Financial Officer of the Company and Holdings, effective August 25, 2014. He will receive an annual base salary of $550,000 and, beginning with the fiscal year ending September 30, 2015, will be eligible to receive an annual performance-based bonus targeted at 75% of his annual base salary (i.e., $412,500), subject to adjustments for under- or over-performance ranging from 50% to 200% of his annual base salary, as determined by Holdings’ board of directors. In addition, in connection with entering into his employment agreement, Mr. Golechha will receive a stock option award to purchase 10,000 shares of common stock of Holdings at an exercise price equal to the stock’s fair market value on the grant date, which grant shall be subject to certain vesting provisions. Mr. Golechha is also entitled to the reimbursement of reasonable moving expenses incurred in connection with his relocation to Long Island, New York.

If Mr. Golechha’s employment is terminated by the Company or Holdings without “cause,” by Mr. Golechha with “good reason” (each as defined in the employment agreement), or due to non-extension of the term by the Company or Holdings, then, subject to his timely execution of a general release of claims against the Company and Holdings, he will be entitled to receive an amount equal to his annual base salary, payable over a one-year period following his termination, and a pro-rata bonus, provided that his termination occurs after April 1st of the applicable fiscal year.

The employment agreement contains customary confidentiality provisions and non-solicitation and non-competition terms applicable to Mr. Golechha that survive for a period of one year following termination of his employment with the Company or Holdings. The employment agreement has an initial five-year term. The term of the employment agreement will be extended automatically for successive one-year periods thereafter unless either party delivers notice of non-renewal to the other no later than 60 days before the end of the applicable term.

Item 7.01.                                        Regulation FD Disclosure

On September 8, 2014, the Company and Holdings each announced the resignation of Michael Collins from his position as Chief Financial Officer of the Company and Holdings, effective September 5, 2014, and the appointment of Dipak Golechha as its Senior Vice President and Chief Financial Officer, effective August 25, 2014. Additional details are discussed in the associated press release, a copy of which is attached as Exhibit 99.1.

Item 9.01.                                        Financial Statements and Exhibits

(d) Exhibits

Exhibit No.

99.1	Press release dated September 8, 2014.

Items 7.01 and 9.01 of this Form 8-K and the attached Exhibit are furnished to comply with Item 7.01 and Item 9.01 of Form 8-K. Neither Items 7.01 and 9.01 of this Form 8-K nor the attached Exhibit are to be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall Items 7.01 and 9.01 of this Form 8-K nor the attached Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 (except as shall be expressly set forth by specific reference in such filing).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 8, 2014

NBTY, Inc.

By:	/s/ Christopher Brennan
Christopher Brennan
Senior Vice President, General Counsel